SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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EGA Frontier Diversified Core Fund
(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

For

EGA FRONTIER DIVERSIFIED CORE FUND
Dated September [21], 2015

This proxy statement (the “Proxy Statement”) solicits a written shareholder consent (“Shareholder Consent”) by shareholders (“Shareholders”) of EGA Frontier Diversified Core Fund (the “Fund”) to approve a plan of liquidation (“Plan of Liquidation”).  Under the Plan of Liquidation, the Fund will be liquidated and Shareholders will receive the aggregate net asset value (“NAV”) of their shares.

The principal office of the Fund is located at 155 West 19th Street, New York, NY 10011.  You can reach the office of the Fund by telephone by calling 1-888-800-4347.  The Fund is a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”).

Fund Shareholders of record on September 11, 2015 (the “Record Date”) are eligible to execute a Shareholder Consent.  The Board, on behalf of the Fund, is soliciting the Shareholder Consent.  This Proxy Statement is first being sent to Shareholders on or about September 22, 2015.

This Proxy Statement gives you information about the Plan of Liquidation and other matters that you should know before executing the Shareholder Consent.

The Fund will furnish, without charge, a copy of its annual report and most recent semi-annual report succeeding the annual report, if any, to a Shareholder upon request.  Such requests should be directed to the Fund by calling toll free at 1-888-800-4347. Copies are also available on www.emergingglobaladvisors.com. Copies of the annual and semi-annual reports of the Fund are also available on the EDGAR Database on the U.S. Securities and Exchange Commission’s (“SEC”) Internet site at www.sec.gov.

Approval of the Liquidation and Dissolution of the Fund

Introduction

Shareholders of the Fund are being asked to approve the liquidation and dissolution of the Fund pursuant to the Plan of Liquidation and Dissolution (the “Plan”), which is attached hereto as Exhibit A. Liquidation and dissolution of the Fund requires receipt of Shareholder Consents representing a majority of the Fund’s outstanding shares. If Shareholders approve the Plan, Emerging Global Advisors, LLC (“EGA”), the Fund’s investment adviser, will begin the orderly liquidation of the Fund’s assets and make one or more liquidating distributions to the Fund’s Shareholders. If Shareholders do not approve the Plan, the Fund will continue its operations, including pursuing its stated investment objective.

For the reasons discussed below, the Board unanimously recommends that you execute and return the enclosed Shareholder Consent.

Background and Reasons for the Plan of Liquidation

At a meeting of the Board of Trustees of the Fund (the “Board”) held on September 11, 2015 (the “Meeting”), EGA presented to the Board a proposal to liquidate and dissolve the Fund.  EGA noted that the Fund had not grown to a level of assets under management (“AUM”) that allowed the Fund to efficiently achieve its investment objective.  EGA informed the Board that the Fund’s prospects for growth in AUM over the intermediate term were limited, in part because of negative investor sentiment that has led to significant outflows from frontier market securities.  EGA also stated that, given the relative illiquidity of the Fund’s frontier market portfolio securities, the Fund would not be able to operate effectively as a mutual fund or ETF.  EGA therefore recommended at the Meeting that the Board vote to liquidate and dissolve the Fund and submit the Plan of Liquidation to Shareholders for approval.

The Board considered the following factors, among other things, in reviewing the Investment Manager’s recommendation:

Whether it is in the best interests of the Fund and its Shareholders to continue the Fund’s operations. The Board considered the Fund’s small size.  It considered the likelihood that the Fund would be able to appreciably increase its assets under management.  The Board concluded that the Fund’s prospects for increasing assets under management were limited.  It also considered that, upon liquidation, Shareholders would receive the value of their shares based on the Fund’s NAV.

Alternative courses of action.  The Board discussed with EGA other alternatives to liquidation, including reorganizing or converting the Fund into an ETF or mutual fund, and the reasons that EGA was not recommending these alternatives.

The costs associated with liquidating the Fund. The Board considered that EGA would bear all expenses in connection with preparing and distributing this Proxy Statement and obtaining Shareholder Consents.

In addition to the factors discussed above, the Board also considered, among other things, the Fund’s performance record and the fact that the liquidation would be a taxable event for the Fund’s Shareholders, although the Fund may be able to use its capital loss carry-forwards to offset all or a portion of the capital gains generated upon the liquidation of the Fund’s portfolio, if any. After carefully considering information provided by EGA and from other sources, the Board, including all of the trustees of the Board who are not affiliated with EGA (the “Independent Trustees”), with the advice and assistance of independent counsel, unanimously determined at the Meeting that liquidation and dissolution of the Fund was in the best interests of the Fund’s Shareholders, and unanimously approved the Plan and its submission to Shareholders for approval by Shareholder Consent.

Plan of Liquidation

The following summary of the Plan does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, a copy of which is attached hereto as Exhibit A. Shareholders are urged to read the Plan in its entirety.

If Shareholders approve the Plan, EGA will begin the orderly liquidation of the Fund’s assets, determine and pay, or set aside in cash or cash equivalents, the amount of all known or reasonably ascertainable liabilities and obligations of the Fund, and make one or more liquidating distributions to the Fund’s Shareholders.  EGA will attempt to wind up the Fund’s affairs as soon as reasonably practicable in a timeframe that allows for an orderly liquidation of portfolio holdings under then-current market conditions. While the Fund cannot predict at this time how long it will take to accomplish an orderly liquidation, the Fund currently anticipates making final liquidating distributions to Shareholders by the end of September, 2015 (such date to be referred to as the “Liquidation Date”).   EGA will bear all the expenses associated with the Fund’s liquidation.

Following the receipt by the Fund of Shareholder Consents representing a majority of the outstanding shares of the Fund as of the Record Date, the Plan of Liquidation will become effective on the date adopted by an officer of the Fund (the “Effective Date”).  Following the Effective Date, the Fund shall not engage in any business activities except for the purposes of (i) winding up its business and affairs, (ii) preserving the value of its assets, (iii) distributing their assets to its Shareholders in accordance with the provisions of the Plan, and (iv) paying and discharging all of the Fund’s debts and liabilities, including establishing appropriate reserves for such amounts.  In addition, the Fund shall determine and pay, or set aside in cash equivalents, the amount of all known or reasonably ascertainable liabilities allocated to the Fund that are incurred and expected to be incurred prior to the Liquidation Date.

During this period, the Fund will continue to carry on its activities as an investment company until the final liquidating distribution to its Shareholders is made.  However, as the Fund converts portfolio securities to cash for purposes of making such distributions, it may not achieve its investment goal of long-term capital appreciation.

On the Liquidation Date, the Fund shall distribute to such Shareholders all of the Fund’s then existing assets in complete and full cancellation and redemption of all the outstanding shares of the Fund, except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to discharge any unpaid liabilities, obligations and contingent liabilities of the Fund.  All liquidating distributions will be paid pro rata to the Fund’s Shareholders of record as of the Liquidation Date.

The Fund’s officers have the authority to authorize variations from, or amendments to, the Plan of Liquidation as may be necessary or appropriate to effect the complete liquidation of the Fund and the distribution of its net assets to each Fund’s Shareholders in accordance with applicable state and federal laws (including the 1940 Act), and the purpose to be accomplished by the Plan.

Federal Income Tax Consequences

The following is only a general summary of certain, although not all, federal income tax consequences to U.S. Shareholders of the Fund’s liquidation and dissolution pursuant to the Plan and is limited in scope. It is based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), the regulations promulgated thereunder, judicial decisions and administrative pronouncements, all as of the date of this Proxy Statement of which are subject to change, possibly with retroactive effect. The Fund has not sought a ruling from the Internal Revenue Service (“IRS”) with respect to the consequences of its liquidation and dissolution. The statements below, therefore, are not binding on the IRS (or on the courts), and there can be no assurance that the IRS will concur with this summary or that the federal income tax consequences to any Shareholder of receiving a liquidating distribution will be as set forth below. Neither state nor local tax consequences thereof are discussed herein, and implementing the Plan may affect certain Shareholders differently, depending on their particular tax situations. Shareholders thus should consult their own tax advisers regarding the application of the federal income tax law to their particular situation and the state, local, foreign and other tax consequences of the Fund’s liquidation.

The Fund has continuously qualified, and expects to continue to qualify during the liquidation period, for treatment as a regulated investment company under the Code (“RIC”). It therefore expects not to be taxed on any ordinary income it earns or any of the net capital gains it realizes from the sale of its assets pursuant to its liquidation. In the unlikely event that the Fund fails to continue to so qualify during the liquidation period, it would be subject to federal income tax on its taxable income and net realized gains without being able to deduct the distributions it makes to Shareholders.

The Fund shall, by the Liquidation Date, have declared and paid to the Fund’s Shareholders any undistributed income and gains (net of available capital loss carryovers) to the extent required to avoid entity level tax for the taxable years ending at or prior to the Liquidation Date.

The liquidating distribution(s) a Shareholder receives should be treated as payment in exchange for the Shareholder’s shares. As a result, each Shareholder would recognize gain or loss in an amount equal to the difference between the Shareholder’s adjusted tax basis in his or her shares and the liquidating distribution(s) he or she receives. If the shares are held as capital assets, such gain or loss generally would be characterized as long-term capital gain or loss if the shares have been held for more than twelve months and otherwise as a short-term capital gain or loss. Long-term capital gains of certain non-corporate United States holders, including individuals, generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations.   An additional 3.8% Medicare tax is imposed on certain net investment income (including gains realized on receipt of liquidating distributions in exchange for Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds a threshold amount.

In general, information reporting requirements will apply to payments of dividends and liquidating distributions unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Effect of the Plan of Liquidation on the Fund’s Status under the 1940 Act

If the Plan is approved by Shareholders, upon completion of the liquidation the Fund will cease doing business as a registered investment company and will apply for deregistration under the 1940 Act. It is expected that the U.S. Securities and Exchange Commission (“SEC”) will issue an order approving deregistration of the Fund if the Fund is no longer doing business as an investment company, although there can be no assurance that the SEC will issue such an order. Accordingly, the Plan provides for the eventual cessation of the Fund’s activities as an investment company and the Fund’s deregistration under the 1940 Act, and Shareholder approval of the Plan will constitute approval of such a course of action.

Appraisal Rights

Shareholders will not be entitled to appraisal rights in connection with the Plan of Liquidation.

Approval Required

Approval of the Plan requires the the receipt of Shareholder Consents representing at least a majority of the Fund’s outstanding shares.

The Board unanimously recommends that you execute and return the enclosed Shareholder Consent.

GENERAL INFORMATION

Right to Execute Shareholder Consent

Only Shareholders owning shares of any of the Funds at the close of business on the Record Date may execute a Shareholder Consent.  For purposes of determining approval of the Plan of Liquidation, a Shareholder Consent will be deemed to represent all of the whole and fractional shares held by the executing Shareholder on the Record Date.  Such written consents must be received by the Secretary of the Fund within 30 days after the Record Date (October 11, 2015).

Principal Holders of Shares

As of the Record Date, the Trustees and officers of the Trust owned in the aggregate less than 1% of the shares of each Fund.  The total shares outstanding of the Fund as of the Record Date were 36,890.352.  As of the Record Date, R. Stevens and J. Stevens, Jt. Ten., was known by the Trust to own, of record or beneficially, 100% of the Fund’s outstanding common shares.

Robert C. Holderith owns a majority voting interest in EGA. Since the beginning of the Fund’s most recently completed fiscal year, no Trustee or officer of the Trust has purchased or sold securities exceeding 1% of the outstanding securities of any class of EGA.

As of June 30, 2015 no Independent Trustee or any of their immediate family members owned beneficially or of record any class of securities of EGA, or any person controlling, controlled by or under common control with EGA.

Payment of Solicitation Expenses

EGA will pay the expenses of the preparation, printing and mailing of this Proxy Statement and its enclosures and of all solicitations.

Other Service Providers

ALPS Distributors, Inc., located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, serves as the distributor (also known as the principal underwriter) of the Fund’s shares. The Bank of New York Mellon, One Wall Street, New York, New York 10286, serves as Administrator and Fund Accountant for the Funds.

Shareholder Reports

The Fund has previously sent its most recent Annual Report dated March 31, 2015 to Shareholders. The Fund will furnish, without charge, a copy of its annual report and most recent semi-annual report succeeding the annual report, if any, to a Shareholder upon request.  Such requests should be directed to the Fund by calling toll free at 1-888-800-4347. Copies are also available on www.emergingglobaladvisors.com. Copies of the annual and semi-annual reports of the Fund are also available on the EDGAR Database on the U.S. Securities and Exchange Commission’s (“SEC”) Internet site at www.sec.gov.

Exhibit A

EGA Frontier Diversified Core Fund
Plan of Liquidation

The following Plan of Liquidation (the “Plan”) of EGA Frontier Diversified Core Fund (the “Fund”), a Delaware statutory trust, is intended to accomplish the complete liquidation of the Fund.  The Fund has operated as an interval closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Board of Trustees of the Fund have determined that it is in the best interest of the Fund and its shareholders to liquidate the Fund, and at a meeting of the Board of Trustees on September 11, 2015 has directed one or more Officers of the Fund to adopt this Plan as the method of liquidating the Fund.

NOW THEREFORE, the liquidation of the Fund shall be carried out in the manner hereinafter set forth:

1.           Effective Date of Plan.  The Plan shall be and become effective on the date adopted by an Officer of the Fund.  The day of such adoption and approval by such Officer is hereinafter called the “Effective Date.”

2.           Cessation of Business.  After the Effective Date of the Plan, the Fund shall not engage in any business activities except for the purposes of (i) winding up its business and affairs, (ii) preserving the value of its assets, (iii) distributing their assets to its shareholders in accordance with the provisions of the Plan, and (iv) paying and discharging all of the Fund’s debts and liabilities, including establishing appropriate reserves for such amounts.

3.           Payment of Debts.  As soon as practicable after its Effective Date, the Fund shall determine and pay, or set aside in cash equivalents, the amount of all known or reasonably ascertainable liabilities allocated to the Fund that are incurred and expected to be incurred prior to the date of the liquidating distribution provided for in Section 4 below.

4.           Liquidating Distribution; Redemption.  As soon as practicable after the Effective Date, the Fund shall (i) pay a final clean-up dividend distribution to shareholders of record on the record date selected by the Officers of the Fund pursuant to delegated Board authority, (ii) take such other actions as may be necessary for compliance with tax requirements applicable to the Fund, and (iii) pay to each Fund shareholder the aggregate net asset value (“NAV”) of the the Fund shareholder’s shares.  Liquidation payments shall be in cash.

5.           Further Filings; Dissolution of the Funds.  Each Officer of the Fund shall have the authority to make any and all filings pursuant to applicable state and federal laws and the rules of any applicable stock exchange as such Officer, upon advice of counsel, shall deem to be necessary, desirable, or appropriate.  Promptly following the payment of the liquidating payment, the Officers of the Fund shall take such actions as are necessary to dissolve and terminate the Fund in accordance with the Delaware Statutory Trust Act and the 1940 Act.

6.           Amendment to the Plan.  The Officers of the Fund shall have the authority to authorize such variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the complete liquidation of the Funds and the distribution of its net assets to each Fund’s shareholders in accordance with applicable state and federal laws, and the purpose to be accomplished by the Plan.

EGA Frontier Diversified Core Fund

BY:

TITLE:

EGA Frontier Diversified Core Fund
Written Consent of Shareholders

THE UNDERSIGNED, being the holder of [NUMBER] of shares of beneficial interest of the of EGA Frontier Diversified Core Fund (the “Fund”), a Delaware statutory trust, in accordance with Title 12, Section 3801 et seq., of the Delaware Statutory Trust Act, and Article V, Section 3 of the Agreement and Declaration of Trust of the Fund, does hereby consent to, approve and adopt the following resolutions effective as of the date hereof, which shall for all purposes be treated as actions taken pursuant to a vote at a meeting of the shareholders of the Fund:

WHEREAS, the Board of Trustees of the Fund has recommended that Shareholders of the Fund approve a plan of liquidation (the “Plan of Liquidation”) by which the Fund will be liquidated and Shareholders will receive the aggregate net asset value (“NAV”) of their shares.

NOW, THEREFORE, IT IS

RESOLVED, that the Plan of Liquidation, in the form accompanying the Proxy Statement dated [September 21, 2015] be, and it hereby is, approved.

EXECUTED, this ___ day of __________, 2015

By:
[Name of Shareholder]